TOY BIZ AND MARVEL ENTERTAINMENT LENDERS
                           FILE JOINT PLAN TO COMBINE
                               TOY BIZ AND MARVEL


November 21, 1997 New York, NY ---- Toy Biz, Inc. (NYSE:TBZ) announced today that the Company, together with holders of more than two-thirds of the senior secured debt of Marvel Entertainment Group, Inc. (NYSE:MRV), other than debt controlled by Marvel insiders, have filed a joint plan of reorganization in Marvel's bankruptcy case providing for the combination of Toy Biz and Marvel.

Under the terms of the plan, shares of Toy Biz common stock will convert into an equal number of shares of common stock in the combined company, giving Toy Biz stockholders (other than Marvel) an ownership interest of approximately 41% in the combined company. Marvel's senior secured creditors and debtor in possession lenders will receive approximately $230 million in cash, and Marvel's senior secured creditors will also receive common and convertible preferred stock, giving them a 40% ownership interest in the combined company. The plan also provides for new investors to purchase $90 million in convertible preferred stock, giving them an ownership interest of approximately 19% in the combined company. In addition, the combined company will guaranty $40 million of indebtedness held by lenders to Marvel's Panini sticker manufacturing subsidiary which is currently guaranteed on a secured basis by Marvel.

Under the plan, prepetition unsecured creditors of Marvel will receive warrants exercisable for two years to purchase common stock at a price of $15.00 per share, giving them a potential ownership interest of approximately four percent in the combined company. Marvel stockholders will receive subscription rights exercisable prior to the closing of the combination to purchase common stock at a price of $9 5/8 per share, giving them a potential ownership interest of approximately eight percent in the combined company. Exercise of the warrants and subscription rights will dilute the ownership interests of the other stockholders in the combined company.

Joseph Ahearn, Toy Biz CEO, stated "We are extremely pleased by the support that our plan has received from Marvel's senior secured creditors. We have worked diligently to prepare a detailed plan to solve Marvel's nearly year-long bankruptcy. A successful completion to Marvel's bankruptcy is clearly in the best interests of Toy Biz's stockholders, as well as the employees of both Toy Biz and Marvel, who have endured the uncertainty about the fate of these two companies for far too long."

Toy Biz is required to arrange financing for the cash payments to be made to the Marvel's senior secured lenders. Toy Biz expects to arrange for the combined company to obtain the


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necessary funds through the incurrence of bank debt and the issuance of $90 million in preferred stock to new investors.

In order to assure that the proposed combination represents the highest and best value for Marvel's claimants, Marvel's senior secured lenders and Toy Biz have agreed to solicit buyers for a combined purchase of the two companies prior to the closing of the combination.

The joint plan is subject to approval of the court in Marvel's bankruptcy and other conditions. Toy Biz anticipates receiving approval of its stockholders for the proposal and will seek all regulatory approvals expeditiously.

Toy biz is approximately 27% owned by Marvel and has the right to manufacture toys based on Marvel characters.

Forward Looking Statements: Except for historical information contained herein, the statements in this news release regarding the Company's future performance, products, licensing relationships and growth plans are forward-looking statements that are dependent upon certain risks and uncertainties, including those relating to the outcome of the Marvel bankruptcy (including the Company's proposal with respect thereto), the level of media exposure or the popularity of the characters and trademarks that are licensed by the Company, consumer acceptance of the Company's new product introductions, the Company's dependence on manufacturers in China, U.S. trade relations with China, changing consumer preferences, production delays or shortfalls and general economic conditions. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10K and Quarterly Reports on form 10Q.


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Contact:
Edelman Financial
Karry O'Brien (media)                                Joseph Kist (analysts)
212-704-8292                                                  212-704-8239

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